Exhibit 99.1

NEWS RELEASE

Koss Corporation	CONTACT:	Michael J. Koss
4129 N. Port Washington Ave.		President and CEO
Milwaukee, Wisconsin 53212		414-964-5000
email: mjkoss@koss.com

**************FOR IMMEDIATE RELEASE***************

Koss Terminates V.P. of Finance and Warns That Financial Statements are Unreliable Since At Least 2006

December 24, 2009 — Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL:KOSS), the U.S. based high-fidelity stereophone leader, announced that following the discovery of unauthorized financial transactions, Sujata Sachdeva, the Company’s Vice President of Finance and Secretary, has been terminated.  Ms. Sachdeva served as the Company’s Principal Accounting Officer.  Also, two members of the Company’s accounting staff who served under Ms. Sachdeva were placed on unpaid administrative leave.

The scope of the Company’s previously disclosed internal investigation of unauthorized financial transactions has been expanded to include fiscal years since 2006 and to the present. Preliminary estimates indicate that the amount of unauthorized transactions since fiscal year 2006 through the present may exceed $20 million, but at this point the Company and its advisors cannot assess the potential impact on its financial statements or identify the extent that specific fiscal periods may be affected.  Nor can the Company and its advisors yet assess the extent of the possible offsets through insurance, asset recoveries and other mechanisms related to the unauthorized transactions. As a result, the Company has concluded that its previously issued financial statements at least since the end of its 2006 fiscal year should no longer be relied upon.  The Company plans to restate its financial statements for such periods as further investigation indicates.

The Company’s internal investigation, supervised by an independent committee of the board of directors, including the committee’s independent counsel and forensic accountants, is continuing, as are efforts to recover merchandise related to the unauthorized transactions. The Company continues to work with law enforcement and regulatory authorities.

Koss Corporation markets a complete line of high-fidelity stereophone, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,”

“anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.